Exhibit 99.1

State Auto Financial Declares 78th Consecutive Quarterly Dividend,

Announces Changes to Pooling Agreement

Contact: Larry Adeleye Director of Investor Relations W (614) 917-5108	Kyle Anderson Director of Media Relations W (614) 917-5497, M (614) 477-5301

COLUMBUS, Ohio — November 5, 2010 — Today the board of directors of State Auto Financial Corporation (NASDAQ: STFC) declared a regular quarterly cash dividend of $0.15 per share, payable December 31, 2010, to shareholders of record at the close of business on December 13, 2010. This is the 78th consecutive quarterly cash dividend declared by the company’s board since STFC had its initial public offering of common stock in 1991.

Additionally, the boards of directors of STFC and State Automobile Mutual Insurance Company approved proposed changes to the intercompany reinsurance pooling agreement for the State Auto Group. As of January 1, 2011, the State Auto pooling arrangement will be amended to add the operating results of the insurance companies of the Rockhill Insurance Group. The Rockhill Insurance Group was acquired by State Automobile Mutual in February 2009.

The addition of the Rockhill insurance companies to the pool will not change STFC’s overall share of the pool, which will remain at 80%. Similarly, the participating percentages of the STFC insurance subsidiaries will remain unchanged. Together, it is estimated that the Rockhill insurance companies will add approximately $100 million of premiums to the pool in 2011. The proposed changes are subject to regulatory approval by various departments of insurance.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.